                                  Exhibit Index


   Exhibit
     No.          Description
   -------        -----------
     2            Agreement and Plan of Merger dated as of
                  March 31, 1999 by and among the Registrant,
                  Spyglass Acquisition Corp. and Navitel Communications Inc.

                                                                       EXHIBIT 2



                          AGREEMENT AND PLAN OF MERGER



                                      AMONG


                                SPYGLASS, INC.,


                           SPYGLASS ACQUISITION CORP.


                                       AND


                          NAVITEL COMMUNICATIONS, INC.

                                   As Amended




                                 March 31, 1999

                                TABLE OF CONTENTS

                                                                Page
                                                                ----

   ARTICLE I THE MERGER                                           1
        1.1  The Merger                                           1
        1.2  The Closing                                          1
        1.3  Actions at the Closing                               2
        1.4  Additional Action                                    2
        1.5  Conversion of Shares                                 2
        1.6  Dissenting Shares                                    3
        1.7  Exchange of Shares                                   4
        1.8  Fractional Shares                                    4
        1.9  Options and Warrants                                 5
        1.10 Escrow                                               6
        1.11 Articles of Incorporation and By-laws                6
        1.12 No Further Rights                                    6

   ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY       7
        2.1  Organization, Qualification and Corporate Power      7
        2.2  Capitalization                                       7
        2.3  Authorization of Transaction                         8
        2.4  Noncontravention                                     9
        2.5  Subsidiaries                                         9
        2.6  Financial Statements                                 9
        2.7  Absence of Certain Changes                          10
        2.8  Undisclosed Liabilities                             10
        2.9  Tax Matters                                         10
        2.10 Assets                                              12
        2.11 Owned Real Property                                 12
        2.12 Intellectual Property                               12
        2.13 Contracts                                           14
        2.14 Accounts Receivable                                 15
        2.15 Powers of Attorney                                  15
        2.16 Insurance                                           15
        2.17 Litigation                                          15
        2.18 Product Warranty                                    16
        2.19 Employees                                           16
        2.20 Employee Benefits                                   16
        2.21 Legal Compliance                                    18
        2.22 Customers and Suppliers                             18
        2.23 Permits                                             18
        2.24 Certain Business Relationships With Affiliates      18
        2.25 Brokers' Fees                                       18
        2.26 Books and Records                                   18
        2.27 Pooling                                             19
        2.28 Disclosure                                          19

                                                                Page
                                                                ----

  ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER
  AND THE TRANSITORY SUBSIDIARY                                  19
        3.1  Organization, Qualification and Corporate Power     19
        3.2  Capitalization                                      19
        3.3  Authorization of Transaction                        20
        3.4  Noncontravention                                    20
        3.5  Reports and Financial Statements                    20
        3.6  Absence of Material Adverse Change                  21
        3.7  Litigation                                          21
        3.8  Pooling; Tax-Free Reorganization                    21
        3.9  Interim Operations of the Transitory Subsidiary     21
        3.10 Brokers' Fees                                       21
        3.11 Disclosure                                          22

  ARTICLE IV COVENANTS                                           22
        4.1  Closing Efforts                                     22
        4.2  Governmental and Third-Party Notices and Consents.  22
        4.3  Stockholder Approval                                22
        4.4  Operation of Business                               24
        4.5  Access to Information                               25
        4.6  Exclusivity                                         25
        4.7  Agreements from Certain Affiliates of the Company   26
        4.8  Listing of Merger Shares                            26
        4.9  Expenses                                            26
        4.10 Stock Options                                       26
        4.11 Indemnification                                     26

   ARTICLE V CONDITIONS TO CONSUMMATION OF MERGER                27
        5.1  Conditions to Each Party's Obligations              27
        5.2  Conditions to Obligations of the Buyer and the
             Transitory Subsidiary                               27
        5.3  Conditions to Obligations of the Company            29

   ARTICLE VI INDEMNIFICATION                                    30
        6.1  Indemnification by the Company Stockholders         30
        6.2  Indemnification by the Buyer                        30
        6.3  Indemnification Claims                              30
        6.4  Survival of Representations and Warranties          34
        6.5  Limitations                                         35

   ARTICLE VII REGISTRATION RIGHTS                               36
        7.1  Registration of Shares                              36
        7.2  Limitations on Registration Rights                  36
        7.3  Registration Procedures                             37
        7.4  Requirements of Company Stockholders                37
        7.5  Indemnification                                     38
        7.6  Assignment of Rights                                38

    ARTICLE VIII TERMINATION                                     39
        8.1  Termination of Agreement                            39
        8.2  Effect of Termination                               39

   ARTICLE IX DEFINITIONS                                        40

                                                                Page
                                                                ----

   ARTICLE X MISCELLANEOUS                                       42
        10.1      Press Releases and Announcements               42
        10.2      No Third Party Beneficiaries                   42
        10.3      Entire Agreement                               42
        10.4      Succession and Assignment                      42
        10.5      Counterparts                                   42
        10.6      Headings                                       43
        10.7      Notices                                        43
        10.8      Governing Law                                  43
        10.9      Amendments and Waivers                         43
        10.10     Severability                                   44

   Exhibit A - Merger Agreement

   Exhibit B - Escrow Agreement

   Exhibit C - Affiliate Agreement

   Exhibit D - Non-Competition Agreement

   Exhibit E - Investment Representation Letter

   Exhibit F - Opinion of Counsel to the Company

   Exhibit G - Promissory Note

   Exhibit H - Pledge Agreement

   Exhibit I - Opinion of Counsel to the Buyer

                          AGREEMENT AND PLAN OF MERGER

        Agreement entered into as of March 31, 1999 by and among Spyglass, Inc., a Delaware corporation (the "Buyer"), Spyglass Acquisition Corp., a California corporation and a wholly-owned subsidiary of the Buyer (the "Transitory Subsidiary"), and Navitel Communications, Inc., a California corporation (the "Company"), as amended as of April 15, 1999. The Buyer, the Transitory Subsidiary and the Company are referred to collectively herein as the "Parties."

        This Agreement contemplates a merger of the Transitory Subsidiary into the Company. In such merger, the stockholders of the Company will receive common stock of the Buyer in exchange for their capital stock of the Company.

        Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                    ARTICLE I

                                   THE MERGER

        1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which the Surviving Corporation files the Merger Agreement in the form attached hereto as Exhibit A, together with the required officers' certificates and the certificates of satisfaction from the California Franchise Tax Board for the Transitory Subsidiary and the Company (collectively, the "Merger Filings"), in accordance with Section 1103 of the California General Corporation Law, with the Secretary of State of the State of California. The Merger shall have the effects set forth in Section 1107 of the California General Corporation Law.

        1.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP in Boston, Massachusetts commencing at 12:00 p.m. local time on the first business day after the obtaining of any good standing certificates necessary for the Merger Filings and the satisfaction or waiver of all conditions (excluding the delivery of any documents to be delivered at the Closing by any of the Parties) set forth in Article V hereof, or such other date as is mutually agreed (the "Closing Date").

        1.3 Actions at the Closing. At the Closing, (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 5.2, (b) the Buyer shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3, (c) the Company and the Transitory Subsidiary shall file with the Secretary of State of the State of California the Merger Filings, and (d) the Buyer, Randy Adams (the "Indemnification Representative") and State Street Bank and Trust Company (the "Escrow Agent") shall execute and deliver the Escrow Agreement in substantially the form attached hereto as Exhibit B (the "Escrow Agreement") and the Buyer shall deliver to the Escrow Agent a certificate for the Escrow Shares (as defined below) being placed in escrow on the Closing Date pursuant to Section 1.10.

        1.4 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

        1.5 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

               (a) Each share of common stock, $.001 par value per share, of the Company ("Common Shares") issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined below) and Common Shares held in the Company's treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 1.10) such number of shares of common stock, $.01 par value per share, of the Buyer ("Buyer Common Stock") as is equal to the Conversion Ratio (as defined below).

               (b) The "Conversion Ratio" shall be the result obtained by dividing (i) 1,250,000 by (ii) the sum of (A) the number of outstanding Common Shares immediately prior to the Effective Time (after giving effect to the conversion of all outstanding shares of Preferred Stock, $.001 par value per share, of the Company ("Preferred Shares"; and, together with the Common Shares, the "Company Shares") into Common Shares) plus (B) the number of Common Shares issuable upon exercise of all Options and Warrants (as defined below) outstanding immediately prior to the Effective Time. The Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock prior to the Effective Time. Stockholders of record of the Company immediately prior to the Effective Time ("Company Stockholders") shall be entitled to receive immediately 90% of the shares of Buyer Common Stock into which their Company Shares were converted pursuant to this Section 1.5 (the "Initial Shares"); the remaining 10% of the shares of Buyer Common Stock into which their Company Shares were converted pursuant to this Section 1.5 (the "Escrow Shares") shall be deposited in escrow pursuant to Section 1.10 and shall be held and disposed of in accordance with the terms of the Escrow Agreement. The Initial Shares and the Escrow Shares shall together be referred to herein as the "Merger Shares."

               (c) Each Company Share held in the Company's treasury immediately prior to the Effective Time and each Company Share owned beneficially by the Buyer or the Transitory Subsidiary shall be cancelled and retired without payment of any consideration therefor.

               (d) Each share of common stock, $.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $.01 par value per share, of the Surviving Corporation.

        1.6 Dissenting Shares.

               (a) For purposes of this Agreement, "Dissenting Shares" means Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Chapter 13 of the California General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive the Merger Shares, unless such Company Stockholder's right to appraisal shall have ceased in accordance with Section 1309 of the California General Corporation Law. If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then, (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such Company Shares pursuant to Section 1.5, and (ii) promptly following the occurrence of such event, the Buyer shall deliver to the Exchange Agent a certificate representing 90% of the Merger Shares to which such holder is entitled pursuant to Section 1.5 (which shares shall be considered Initial Shares for all purposes of this Agreement) and shall deliver to the Escrow Agent a certificate representing the remaining 10% of the Merger Shares to which such holder is entitled pursuant to Section 1.5 (which shares shall be considered Escrow Shares for all purposes of this Agreement).

               (b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the California General Corporation Law. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

        1.7 Exchange of Shares.

               (a) Prior to the Effective Time, the Buyer shall appoint American Stock Transfer and Trust Company, the transfer agent for the Buyer Common Stock, to act as exchange agent (the "Exchange Agent") to effect the exchange for the Initial Shares of certificates that, immediately prior to the Effective Time, represented Company Shares converted into Merger Shares pursuant to Section 1.5 (including any Company Shares referred to in the last sentence of Section 1.6(a)) ("Certificates"). As soon as practicable, but in no event later than 15 days, after the Effective Time, the Buyer shall cause the Exchange Agent to send a notice and a transmittal form to each holder of a Certificate advising such holder of the procedure for surrendering to the Exchange Agent such Certificate in exchange for the Initial Shares issuable pursuant to Section 1.5. Each holder of a Certificate, upon proper surrender thereof to the Exchange Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) the Initial Shares issuable pursuant to Section 1.5. Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive the Initial Shares issuable pursuant to Section 1.5. Holders of Certificates shall not be entitled to receive certificates for the Initial Shares to which they would otherwise be entitled until such Certificates are properly surrendered.

               (b) No dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date shall be paid to former Company Stockholders entitled by reason of the Merger to receive Initial Shares until such holders surrender their Certificates for certificates representing the Merger Shares. Upon such surrender, the Buyer shall pay or deliver to the persons in whose name the certificates representing such Initial Shares are issued any dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date and which were paid or delivered between the Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions.

        1.8 Fractional Shares. No certificates or script representing fractional Initial Shares shall be issued to former Company Stockholders upon the surrender for exchange of Certificates, and such former Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Initial Shares that would otherwise be issued to such former Company Stockholders. In lieu of any fractional Initial Shares that would otherwise be issued, each former Company Stockholder that would have been entitled to receive a fractional Initial Share shall, upon proper surrender of such person's Certificates, receive such whole number of Initial Shares as is equal to the precise number of Initial Shares to which such person would be entitled, rounded up or down to the nearest whole number (with a fractional interest equal to .5 rounded to the nearest odd number); provided that each such holder shall receive at least one Initial Share.

        1.9 Options and Warrants.

               (a) As of the Effective Time, all options to purchase Common Shares issued by the Company pursuant to its stock option plans or otherwise ("Options"), whether vested or unvested, shall be assumed by the Buyer. Immediately after the Effective Time, each Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option at the Effective Time, such number of shares of Buyer Common Stock as is equal to the number of Common Shares subject to the unexercised portion of such Option multiplied by the Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each such assumed Option shall be equal to the exercise price of such Option immediately prior to the Effective Time, divided by the Conversion Ratio. The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986 (as amended, the "Code"), if applicable, and all of the other terms of the Options shall otherwise remain unchanged.

               (b) As soon as practicable after the Effective Time, the Buyer or the Surviving Corporation shall deliver to the holders of Options appropriate notices setting forth such holders' rights pursuant to such Options, as amended by this Section 1.9, and the agreements evidencing such Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.9).

               (c) The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Options assumed in accordance with this Section
1.9. As soon as practicable after the Effective Time, the Buyer shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act of 1933 (as amended, the "Securities Act") with respect to all shares of Buyer Common Stock subject to such Options that may be registered on a Form S-8, and shall use its best efforts to maintain the effectiveness of such Registration Statement for so long as such Options remain outstanding.

               (d) [Deleted]

               (e) The Company shall obtain, prior to the Closing, the consent from each holder of an Option to the amendment of such Option pursuant to this
Section 1.9 (unless such consent is not required under the terms of the applicable agreement, instrument or plan).

        1.10 Escrow.

               (a) On the Closing Date, the Buyer shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares, as described in Section 1.5, for the purpose of securing the indemnification obligations of the Indemnifying Stockholders (as defined in Section 6.1) set forth in this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow

Agreement pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

               (b) The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow and the appointment of the Indemnification Representative.

        1.11 Articles of Incorporation and By-laws.

               (a) The Articles of Incorporation of the Surviving Corporation immediately following the Effective Time shall be the same as the Articles of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

               (b) The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

        1.12 No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to the Buyer that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule provided by the Company to the Buyer on the date hereof and accepted in writing by the Buyer (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall qualify other paragraphs in this
Article II only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other paragraphs.

        2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the State of California. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect

(as defined below). The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its Articles of Incorporation and By-laws, each as amended and as in effect on the date hereof. For purposes of this Agreement, "Company Material Adverse Effect" means a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Company.

        2.2 Capitalization. The authorized capital stock of the Company consists of (a) 50,000,000 Common Shares, of which, as of the date of this Agreement, 11,278,137 shares were issued and outstanding and (b) 15,000,000 Preferred Shares, of which (i) 1,831,496 shares have been designated as Series A Preferred Stock, of which, as of the date of this Agreement, 1,831,494 shares were issued and outstanding and (ii) 2,489,624 shares have been designated as Series B Preferred Stock, of which, as of the date of this Agreement, 2,489,619 shares were issued and outstanding and (iii) 4,819,278 shares have been designated as Series C Preferred Stock, of which, as of the date of this Agreement, all of which were issued and outstanding. Of the 11,278,137 issued and outstanding Common Shares, 10,020 shares are subject to a repurchase option in favor of the Company. Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list of (i) all stockholders of the Company, indicating the number and class or series of Company Shares held by each stockholder and (for Company Shares other than Common Shares) the number of Common Shares (if any) into which such Company Shares are convertible, (ii) all holders of Options and Warrants, indicating the number of Common Shares subject to each Option and Warrant, the number of Common Shares for which each Option and Warrant is exercisable, and any acceleration of vesting that will occur in connection with the Merger, and
(iii) all stock option plans and other stock or equity-related plans of the Company. All of the issued and outstanding Company Shares are, and all Company Shares that may be issued upon exercise of Options or Warrants will be, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock, other than the Options and Warrants listed in Section 2.2 of the Disclosure Schedule. All Options have been granted pursuant to the Company's standard form of option agreement, a copy of which has been provided to the Buyer. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act, of any Company Shares. All of the issued and outstanding Company Shares were issued subject to a valid exemption from the registration requirements of applicable federal and state securities laws.

        2.3 Authorization of Transaction. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and, subject to (i) the adoption of this Agreement and the approval of the Merger by a majority of the votes represented by the outstanding Common Shares and a majority of the votes represented by the outstanding Preferred Shares (the "Requisite Stockholder Approval") and (ii) the consent of the holders of a majority of the outstanding shares of each series of Preferred Stock of the Company to the conversion of all outstanding shares of such series into Common Shares (the "Conversion Approval"), the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the California General Corporation Law, and (iii) directed that this Agreement and the Merger and the conversion of the outstanding Preferred Shares into Common Shares be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of Company vote in favor of the adoption of this Agreement and the approval of the Merger and the conversion of the outstanding Preferred Shares into Common Shares. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

        2.4 Noncontravention. Subject to the filing of the Merger Filings as required by the California General Corporation Law, neither the execution and delivery by the Company of the Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Articles of Incorporation or By-laws of the Company, (b) require on the part of the Company any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company is a party, (d) result in the imposition of any Security Interest (as defined below) upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company. For purposes of this
Agreement: "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and

(iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business (as defined below) of the Company and not material to the Company; and "Ordinary Course of Business" means the ordinary course of the Company's business, consistent with past custom and practice (including with respect to frequency and amount).

        2.5 Subsidiaries. The Company does not have any subsidiaries or own any equity interest in any other corporation or entity.

        2.6 Financial Statements. The Company has provided to the Buyer the audited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flows of the Company as of and for the fiscal years ended June 30, 1997 and 1998 and the eight months ended February 28, 1999 (the "Most Recent Balance Sheet Date"). Such financial statements (collectively, the "Financial Statements") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company; provided, however, that the Financial Statements as of and for the eight months ended February 28, 1999 are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

        2.7 Absence of Certain Changes. Since the Most Recent Balance Sheet Date, (a) there has occurred no event or development which has had, or could reasonably be foreseen to have in the future, a Company Material Adverse Effect, and (b) the Company has not taken any of the actions set forth in paragraphs (a) through (n) of Section 4.4.

        2.8 Undisclosed Liabilities. The Company has no liabilities except for
(a) liabilities shown on the February 28, 1999 balance sheet referred to in
Section 2.6 (the "Most Recent Balance Sheet"), (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and
(c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

        2.9 Tax Matters.

               (a) For purposes of this Agreement, the following terms shall have the following meanings:

                      (i) "Taxes" means all taxes, charges, fees, levies or other similar assessments or liabilities, including without limitation income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

                      (ii) "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

               (b) The Company has filed on a timely basis (or has filed appropriate extensions with respect to) all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. The Company is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. The Company has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet. The Company has no actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company during a prior period). All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

               (c) The Company has delivered to the Buyer complete and accurate copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since January 1, 1995. The federal income Tax Returns of the Company have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 2.9(c) of the Disclosure Schedule. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed. The Company has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

               (d) The Company: (i) is not a "consenting corporation" within the meaning of Section 341(f) of the Code, and none of the assets of the Company are subject to an election under Section 341(f) of the Code; (ii) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has not made any payments, is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under
Section 280G of the Code; (iv) has no liability for any

Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise; and (v) is not and has not been required to make a basis reduction pursuant to Treasury Regulation
Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

               (e) None of the assets of the Company: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

               (f) The Company has not undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to Section 481 of the Code.

        2.10 Assets. The Company owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. No asset of the Company (tangible or intangible) is subject to any Security Interest, other than Security Interests which do not, individually or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company. All of the tangible assets of the Company are located at the Company's headquarters in Menlo Park, California.

        2.11 Owned Real Property. The Company does not own any real property.

        2.12 Intellectual Property.

               (a) The Company owns or has the right to use all Intellectual Property (as defined below) necessary (i) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by the Company to other parties (together, the "Customer Deliverables") or (ii) to operate the Company's internal systems that are material to the business or operations of the Company, including, without limitation, computer hardware systems, software applications and embedded systems (the "Internal Systems"; the Intellectual Property owned by or licensed to the Company and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the "Company Intellectual Property"). Each item of Company Intellectual Property will be owned or available for use by the Surviving Corporation on substantially identical terms and conditions immediately following the Closing. The Company has taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. To the knowledge of the Company,
(a) no other
person or entity has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in Section 2.12(c) of the Disclosure Schedule), and (b) no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property. For purposes of this Agreement, "Intellectual Property" means all (i) patents and patent applications, (ii) copyrights and registrations thereof,
(iii) mask works and registrations and applications for registration thereof,
(iv) computer software, data and documentation, (v) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information,
(vi) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vii) other proprietary rights relating to any of the foregoing. Section 2.12(a) of the Disclosure Schedule lists each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company.

               (b) None of the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any United States Intellectual Property rights of any person or entity; provided that the representation in this sentence, insofar as it relates to Intellectual Property rights that may accrue to another party as a result of the issuance of a patent pursuant to a patent application currently on file or filed prior to the Closing, shall be limited to the best knowledge of the Company. To the knowledge of the Company, none of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Section 2.12(b) of the Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by the Company alleging any such infringement, violation or misappropriation; and the Company has made available to the Buyer complete and accurate copies of all written documentation in the possession of the Company relating to any such complaint, claim, notice or threat.

               (c) Section 2.12(c) of the Disclosure Schedule identifies each license or other agreement (or type of license or other agreement) pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to, any Customer Deliverables or Company Intellectual Property.

               (d) Section 2.12(d) of the Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses it (excluding off-the-shelf software programs licensed by the Company pursuant to "shrink wrap" licenses).

               (e) The Company has not disclosed the source code for any of the software owned by the Company and incorporated in any Customer Deliverables or Internal Systems (the "Software") or other confidential information constituting, embodied in or pertaining to the Software to any person or entity, except pursuant to the agreements listed in Section 2.12(e) of the Disclosure Schedule, and the Company has taken reasonable measure to prevent disclosure of such source code.

               (f) All of the copyrightable materials incorporated in or bundled with the Customer Deliverables have been created by employees of the Company within the scope of their employment by the Company or by independent contractors of the Company who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company. No portion of such copyrightable materials was jointly developed with any third party.

               (g) All of the Customer Deliverables currently being marketed, distributed or licensed by the Company or which were marketed, distributed or licensed by the Company since January 1, 1997, and all Internal Systems, are Year 2000 Compliant. The Company is not aware of any failure to be Year 2000 Compliant of any third-party system that is material to the business or operations of the Company, including without limitation any system belonging to any of the Company's suppliers, service providers or customers. For purposes of this Agreement, "Year 2000 Compliant" means that the applicable system or item:

                      (i) will accurately receive, record, store, provide, recognize and process all date and time data from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years;

                      (ii) will accurately perform all date-dependent calculations and operations (including, without limitation, mathematical operations, sorting, comparing and reporting) from, during, into and between the twentieth and twenty-first centuries, the years 1999 and 2000 and all leap years; and

                      (iii) will not malfunction, cease to function or provide invalid or incorrect results as a result of (x) the change of years from 1999 to 2000, (y) date data, including date data which represents or references different centuries, different dates during 1999 and 2000, or more than one century or (z) the occurrence of any particular date;

in each case without human intervention, other than original data entry; provided, in each case, that all applications, hardware and other systems used in conjunction with such system or item which are not owned or licensed by the Company correctly exchange date data with or provide data to such system or item.

        2.13 Contracts.

               (a) Section 2.13 of the Disclosure Schedule lists the following agreements to which the Company is a party as of the date of this Agreement:

                      (i) any agreement providing for payments to or by the Company in excess of $50,000 per annum;

                      (ii) any agreement in which the Company has granted "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any products or territory;

                      (iii) any lease or sublease of real property;

                      (iv) any agreement under which it has created, incurred, assumed or guaranteed indebtedness or which imposes a Security Interest on any of the Company's assets;

                      (v) any agreement in which the Company has agreed not to compete with another party or not to disclose confidential information of another party;

                      (vi) any agreement with any officer, director or stockholder of the Company; and

                      (vii) any agreement with any distributors or resellers of the Company's products.


               (b) The Company has delivered to the Buyer a complete and accurate copy of each agreement (as amended to date) listed in Section 2.12 or
2.13 of the Disclosure Schedule. With respect to each such agreement: (i) the agreement is legal, valid, binding and enforceable and in full force and effect;
(ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such contract.

        2.14 Accounts Receivable. All accounts receivable of the Company are valid receivables subject to no setoffs or counterclaims.

        2.15 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

        2.16 Insurance. The Company is covered by insurance (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid and the Company are otherwise in compliance in all material respects with the terms of such policies.

        2.17 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator (a "Legal Proceeding") which is pending or, to the Company's knowledge, threatened against the Company.

        2.18 Product Warranty. No product manufactured, sold, leased, licensed or delivered by the Company is subject to an guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale, license or lease of the Company, which are set forth in Section 2.18 of the Disclosure Schedule and (ii) manufacturers' warranties for which the Company has no liability.

        2.19 Employees.

               (a) Section 2.19 of the Disclosure Schedule contains a list of all employees of the Company whose annual rate of compensation exceeds $50,000 per year, along with the position and the annual rate of compensation of each such person. Each such employee has entered into a Confidentiality and Invention Assignment Agreement and Statement of At-Will Employment with the Company, a copy of which has previously been delivered to the Buyer. Section 2.19 of the Disclosure Schedule contains a list of all employees of the Company who are a party to a non-competition agreement with the Company; copies of such agreements have previously been delivered to the Buyer. To the knowledge of any Company Stockholder, no key employee or group of employees has any plans to terminate employment with the Company.

               (b) The Company is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

        2.20 Employee Benefits.

               (a) Section 2.20(a) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by the Company. Complete and accurate copies of all Employee Benefit Plans have been delivered to the Buyer. The Company has complied in all material respects, in the administration and operation of each Employee Benefit Plan, with the terms of such Plan and the requirements of applicable law (including without limitation the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code and the regulations thereunder). The Company has no monetary liability under any Employee Benefit Plan, except for those set forth on the Most Recent Balance Sheet or those that have arisen since the date of the Most Recent Balance Sheet in the Ordinary Course of Business. "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

               (b) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in a manner that would adversely affect its qualification. Each Employee Benefit Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of, Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

               (c) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Employee Benefit Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

               (d) Each Employee Benefit Plan is amendable and terminable unilaterally by the Company at any time without liability to the Company as a result thereof and no Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan.

               (e) Section 2.20(e) of the Disclosure Schedule discloses each:
(i) agreement or plan of the Company the benefits of which are contingent, or the terms of which have been or will be materially altered, in connection with the Merger; and (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by
Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code.

        2.21 Legal Compliance.

               (a) The Company, and the conduct and operations of its business, are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which is applicable to the Company or its business, except for any violation of or default which reasonably may be expected not to have a Company Material Adverse Effect.

               (b) The Company has no liability or remediation obligation under any federal, state or local law, statute, rule or regulation or the common law relating to the protection or clean-up of the environment.

        2.22 Customers and Suppliers. Section 2.22 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 5% of the consolidated revenues of the Company during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and (b) each supplier that is the sole supplier of any significant product to the Company. No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying products or supplying products, as applicable, to the Company.

        2.23 Permits. Section 2.23 of the Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct its business, except for those the absence of which would not have a Company Material Adverse Effect. Each such Permit will continue in full force and effect immediately following the Closing.

        2.24 Certain Business Relationships With Affiliates. No affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, of the Company (an "Affiliate") (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company.

        2.25 Brokers' Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

        2.26 Books and Records. The books and records of the Company are accurate and complete in all material respects and have been maintained in accordance with good business and bookkeeping practices.

        2.27 Pooling. To the knowledge of the Company, neither the Company nor any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would prevent the Buyer from accounting for the business combination to be effected by the Merger as a "pooling of interests" in conformity with GAAP.

        2.28 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER
                          AND THE TRANSITORY SUBSIDIARY

        Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company as follows:

        3.1 Organization, Qualification and Corporate Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect (as defined below). The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished or made available to the Company complete and accurate copies of its Certificate of Incorporation and By- laws, each as amended and as in effect on the date hereof. For purposes of this Agreement, "Buyer Material Adverse Effect" means a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Buyer and its subsidiaries, taken as a whole.

        3.2 Capitalization. The authorized capital stock of the Buyer consists of (a) 50,000,000 shares of Buyer Common Stock, of which 15,081,047 shares were issued and outstanding as of March 24, 1999, and (b) 2,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares are issued or outstanding. All of the issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

        3.3 Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and (in the case of the Buyer) the Escrow Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.

        3.4 Noncontravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the filing of the Merger Filings as required by the California General Corporation Law, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement or (in the case of the Buyer) the Escrow Agreement, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer or the Transitory Subsidiary is a party or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary.

        3.5 Reports and Financial Statements. The Buyer has previously furnished or made available to the Company complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal year ended September 30, 1998, as filed with the Securities and Exchange Commission (the "SEC"), and (b) all other reports filed by the Buyer under Section 13 or 14 of the Exchange Act with the SEC since September 30, 1998 (such reports are collectively referred to herein as the "Buyer Reports"). The Buyer Reports constitute all of the documents required to be filed by the Buyer under Section 13 or 14 of the Exchange Act with the SEC from September 30, 1998 through the date of this Agreement. The Buyer Reports comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Buyer.

        3.6 Absence of Material Adverse Change. Since December 31, 1998, there has occurred no event or development which has had, or could reasonably be foreseen to have in the future, a Buyer Material Adverse Effect (except as may be disclosed in the Buyer Reports).

        3.7 Litigation. Except as disclosed in the Buyer Reports, as of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Buyer's knowledge, threatened against the Buyer or any subsidiary of the Buyer which, if determined adversely to the Buyer or such subsidiary, could have a Buyer Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

        3.8 Pooling; Tax-Free Reorganization. To the knowledge of the Buyer, neither the Buyer nor any of its Affiliates has through the date of this Agreement taken or agreed to take any action that would (a) prevent the Buyer from accounting for the business combination to be effected by the Merger as a "pooling of interests" in conformity with GAAP or (b) prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

        3.9 Interim Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

        3.10 Brokers' Fees. Neither the Buyer nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

        3.11 Disclosure. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in the any document, certificate or other instrument delivered or to be delivered by or on behalf of the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE IV

                                    COVENANTS

        4.1 Closing Efforts. Each of the Parties shall use its best efforts, to the extent commercially reasonable ("Reasonable Best Efforts"), to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including without limitation using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

        4.2 Governmental and Third-Party Notices and Consents.

               (a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all such registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in Section 2.4 of the Disclosure Schedule.

               (b) Each of the stockholders of the Company listed on the signature page hereto hereby (i) consents to the termination of the Investors' Rights Agreement dated July 9, 1997 among the Company and certain stockholders thereof, the Co-Sale Agreement dated July 9, 1997 among the Company and certain stockholders thereof and the Shareholders Agreement dated July 9, 1997 among the Company and certain stockholders thereof, and (ii) provides any consent and/or waiver, under any agreement or instrument to which it is a party or under which it has rights, which may be necessary to permit the consummation of the transactions contemplated by the Merger Agreement on the terms provided for therein.

        4.3 Stockholder Approval.

               (a) The Company shall use its Reasonable Best Efforts to obtain, as promptly as practicable, the Requisite Stockholder Approval and the Conversion Approval, either at a special meeting of stockholders or pursuant to a written stockholder consent, all in accordance with the applicable requirements of the California General Corporation Law. In connection with such special meeting of stockholders or written stockholder consent, the Company shall provide to its stockholders a written proxy or information statement (the "Disclosure Statement") which includes (A) a summary of the Merger and this Agreement (which summary shall include a summary of the terms relating to the indemnification obligations of the Company Stockholders, the escrow arrangements and the authority of the Indemnification Representative, and a statement that the adoption of this Agreement by the stockholders of the Company shall constitute approval of such terms), (B) the information required by Rule 503(b)(2) of Regulation D under the Securities Act, (C) a statement that appraisal rights are available for the Company Shares pursuant to Chapter 13 of the California General Corporation Law and a copy of such Chapter 13 and (D) the unanimous recommendation of the Company's Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger and the conversion of the outstanding Preferred Shares into Common Shares. The Buyer agrees to cooperate with the Company in the preparation of the Disclosure Statement. The Company agrees not to distribute the Disclosure Statement until the Buyer has had a reasonable opportunity to review and comment on the Disclosure Statement and the Disclosure Statement has been approved by the Buyer (which approval may not be unreasonably withheld or delayed). If the Requisite Stockholder Approval and the Conversion Approval are obtained by means of a written consent, the Company shall send, pursuant to the applicable requirements of the California General Corporation Law, a written notice to all stockholders of the Company that did not execute such written consent informing them of the Requisite Stockholder Approval and the Conversion Approval and that appraisal rights are available for their Company Shares pursuant to Chapter 13 of the California General Corporation Law (which notice shall include a copy of such Chapter 13), and shall promptly inform the Buyer of the date on which such notice was sent.

               (b) The Company shall ensure that the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information furnished by the Buyer in writing for inclusion in the Disclosure Statement). The Buyer shall ensure that any information furnished by the Buyer to the Company in writing for inclusion in the Proxy Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

               (c) The stockholders of the Company listed on the signature page hereto each agree (i) to vote all Company Shares that are beneficially owned by him, her or it in favor of the adoption of this Agreement and the approval of the Merger and the conversion of the outstanding Preferred Shares into Common Shares, (ii) not to vote any Company Shares in favor of any other acquisition (whether by way of merger, consolidation, share exchange, stock purchase or asset purchase) of all or a majority of the outstanding capital stock or assets of the Company and (iii) otherwise to use his, her or its Reasonable Best Efforts to obtain the Requisite Stockholder Approval and the Conversion Approval.

        4.4 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationship with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Effective Time, the Company shall not, without the written consent of the Buyer:

               (a) issue or sell, or redeem or repurchase, any stock or other securities of the Company or any rights, warrants or options to acquire any such stock or securities (except pursuant to the exercise of Options or Warrants outstanding on the date hereof), or amend any of the terms of (including without limitation the vesting of) any Options or Warrants;

               (b) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

               (c) create, incur or assume any indebtedness; assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

               (d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in
Section 2.20(e) or increase in any manner (except for normal increases in the Ordinary Course of Business) the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.20 of the Disclosure Schedule);

               (e) acquire, sell, lease, license or dispose of any assets or property, other than purchases and sales of assets in the Ordinary Course of Business;

               (f) mortgage or pledge any of its property or assets or subject any such assets to any Security Interest;

               (g) pay any obligation or liability other than in the Ordinary Course of Business;

               (h) amend its Articles of Incorporation or By-laws;

               (i) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

               (j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

               (k) make or commit to make any capital expenditure in excess of $10,000 per item or $50,000 in the aggregate;

               (l) institute or settle any Legal Proceeding;

               (m) take any action that would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes; or

               (n) agree in writing or otherwise to take any of the foregoing actions.

        4.5 Access to Information. The Company shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Company.

        4.6 Exclusivity. The Company shall not, and the Company shall direct each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, consolidation, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company to any party (other than the Buyer) or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction. The Company shall immediately notify any party with which discussions or negotiations of the nature described in the first sentence of this Section 4.6 were pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in the first sentence of this Section 4.6, the Company shall, within one business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

        4.7 Agreements from Certain Affiliates of the Company. Upon the execution of this Agreement, each Affiliate of the Company has executed and delivered to the Buyer an Affiliate Agreement in the form attached hereto as Exhibit C. In the event any other person or entity becomes an Affiliate of the Company between the date of this Agreement and the Closing, the Company shall use its Reasonable Best Efforts to deliver or cause to be delivered to the Buyer, as soon as practicable after such person becomes an Affiliate, such an Affiliate Agreement executed by such Affiliate.

        4.8 Listing of Merger Shares. The Buyer shall list the Merger Shares on the Nasdaq National Market.

        4.9 Expenses. Except as set forth in Article VI and the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that if the Merger is consummated, the Company shall not incur more than an aggregate of $75,000 in financial advisory, legal and accounting fees and expenses in connection with the Merger.

        4.10 Stock Options. Within 90 days following the Closing Date, the Buyer shall grant stock options to employees of the Surviving Corporation covering a total of 35,000 shares of Buyer Common Stock (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock prior to such grant). Such stock options shall have an exercise price equal to the fair market value of the Buyer Common Stock on the date of grant and have such other terms as are customary for employee stock option grants by the Buyer.

        4.11 Indemnification.

               (a) The Buyer shall not, for a period of three years after the Effective Time, take any action to alter or impair any exculpatory or indemnification provisions now existing in the Articles of Incorporation or By-laws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Effective Time, except for any changes which may be required to conform with changes in applicable law and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time.

               (b) From and after the Effective Time, the Buyer agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company (the "Indemnified Executives") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under California law.

                                    ARTICLE V

                      CONDITIONS TO CONSUMMATION OF MERGER

        5.1 Conditions to Each Party's Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

               (a) the Requisite Stockholder Approval shall have been obtained by the Company; and

               (b) the Conversion Approval shall have been obtained by the Company and all outstanding Preferred Shares shall have converted into Common Shares.

        5.2 Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Buyer) of the following additional conditions:

               (a) the number of Dissenting Shares shall not exceed 10% of the number of outstanding Common Shares as of the Effective Time (after giving effect to the conversion into Common Shares of all outstanding Preferred Shares);

               (b) the Company shall have obtained (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 which are required on the part of the Company, except for any the failure of which to obtain or effect would not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

               (c) the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Effective Time as though made as of the Effective Time, except to the extent that any such inaccuracies, individually or in the aggregate, would not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement (it being agreed that any materiality qualifications in particular representations and warranties shall be disregarded in determining whether any such inaccuracies would have a Company Material Adverse Effect for purposes of this Section 5.2(c));

               (d) the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

               (e) no Legal Proceeding shall be pending or threatened in writing wherein an unfavorable judgment, order, decree, stipulation or injunction would
(i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

               (f) the Company shall have delivered to the Buyer and the Transitory Subsidiary a certificate (the "Company Certificate") to the effect that each of the conditions specified in Section 5.1 and clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Company) of this Section 5.2 is satisfied;

               (g) each of Randy Adams, Jeff Spirer, Boris Foelsch and David Sodman shall have executed and delivered to the Buyer a Non-Competition Agreement in the form attached hereto as Exhibit D;

               (h) each of the Company Stockholders (other than those exercising dissenters' rights) shall have executed and delivered to the Buyer an Investment Representation Letter in the form attached hereto as Exhibit E;

               (i) the Buyer shall have received a letter from Ernst & Young LLP, auditors for the Buyer, in a form reasonably satisfactory to the Buyer, regarding its concurrence with the conclusion of the Buyer that the Buyer may treat the Merger as a "pooling of interests" for accounting purposes under Accounting Principles Board Opinion No. 16;

               (j) the Buyer shall have received from Gray Cary Ware & Friedenrich LLP an opinion with respect to the matters set forth in Exhibit F attached hereto, addressed to the Buyer and dated as of the Closing Date; and

               (k) the Buyer shall have received copies of the resignations, effective as of the Effective Time, of each director and officer of the Company (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary).

        5.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

               (a) the Merger Shares shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance;

               (b) the Buyer shall have effected all of the registrations, filings and notices referred to in Section 4.2 which are required on the part of the Buyer, except for any which if not obtained or effected would not have a Buyer Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

               (c) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct as of the Effective Time as though made as of the Effective Time, except to the extent that any such inaccuracies, individually or in the aggregate, would not have a Buyer Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement (it being agreed that any materiality qualifications in particular representations and warranties shall be disregarded in determining whether any such inaccuracies would have a Buyer Material Adverse Effect for purposes of this Section 5.3(c));

               (d) each of the Buyer and the Transitory Subsidiary shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

               (e) no Legal Proceeding shall be pending or threatened in writing wherein an unfavorable judgment, order, decree, stipulation or injunction would
(i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have a Buyer Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

               (f) the Buyer shall have delivered to the Company a certificate (the "Buyer Certificate") to the effect that each of the conditions specified in clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Buyer) of this Section 5.3 is satisfied;

               (g) the Buyer shall have loaned Randy Adams $250,000, to be evidenced by a promissory note in the form attached hereto as Exhibit G, and secured by a pledge of 50,000 shares of Buyer Common Stock evidenced by a pledge agreement in the form attached hereto as Exhibit H; and

               (h) the Company shall have received from counsel to the Buyer and the Transitory Subsidiary an opinion with respect to the matters set forth in
Exhibit I attached hereto, addressed to the Company and dated as of the Closing Date.

                                   ARTICLE VI

                                 INDEMNIFICATION

        6.1 Indemnification by the Company Stockholders. The Company Stockholders receiving the Merger Shares pursuant to Section 1.5 (the "Indemnifying Stockholders") shall indemnify the Buyer in respect of, and hold it harmless against, any and all debts, obligations and other liabilities, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") incurred or suffered by the Surviving Corporation or the Buyer or any Affiliate thereof resulting from, relating to or constituting:

               (a) any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company contained in this Agreement or the Company Certificate; or

               (b) any claim by a stockholder or former stockholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a stockholder (other than the right to receive the Merger Shares pursuant to this Agreement or appraisal rights under the applicable provisions of the California General Corporation Law), including any option, preemptive rights or rights to notice or to vote; or (iii) any claim that his, her or its shares were wrongfully repurchased by the Company.

        6.2 Indemnification by the Buyer. The Buyer shall indemnify the Indemnifying Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Indemnifying Stockholders resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Buyer or the Transitory Subsidiary contained in this Agreement or the Buyer Certificate.

        6.3 Indemnification Claims.

               (a) A party entitled, or seeking to assert rights, to indemnification under this Article VI (an "Indemnified Party") shall give written notification to the party from whom indemnification is sought (an "Indemnifying Party") of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article VI may be sought. Such notification shall be given within 10 business days after receipt by the Indemnified Party of notice of such suit or proceeding, and shall describe (to the extent known by the Indemnified Party) the facts constituting the basis for such suit or proceeding and the amount of the claimed damages; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such suit or proceeding with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such suit or proceeding constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI and (ii) the Indemnifying Party may not assume control of the defense of a suit or proceeding in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense (the "Non-controlling Party") may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered "Damages" for purposes of this Agreement. The party controlling such defense (the "Controlling Party") shall keep the Non- controlling Party advised of the status of such suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such suit or proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such suit or proceeding. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment has no other adverse effect on the Indemnified Party. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

               (b) In order to seek indemnification under this Article VI, an Indemnified Party shall give written notification (a "Claim Notice") to the Indemnifying Party which contains (i) a description and the amount (the "Claimed Amount") of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment (in the manner provided in paragraph (c) below) in the amount of such Damages. If the Indemnified Party is the Buyer, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

               (c) Within 20 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response (the "Response") in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer such number of Escrow Shares as have an aggregate Value (as defined below) equal to the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer such number of Escrow Shares as have an aggregate Value equal to the Agreed Amount) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in the Response disputes its liability for all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall follow the procedures set forth in Section 6.3(d) for the resolution of such dispute (a "Dispute"). For purposes of this Article VI, the "Value" of any Escrow Shares delivered in satisfaction of an indemnity claim shall be the average of the last reported sale prices per share of the Buyer Common Stock on the Nasdaq National Market over the five consecutive trading days ending on the Closing Date (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock since the beginning of such five-day period), multiplied by the number of such Escrow Shares.

               (d) During the 60-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 60-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure (which may be non-binding or binding upon the parties, as they agree in advance) (the "ADR Procedure"). In the event the Indemnifying Party and the Indemnified Party agree upon an ADR Procedure, such parties shall, in consultation with the chosen dispute resolution service (the "ADR Service"), promptly agree upon a format and timetable for the ADR Procedure, agree upon the rules applicable to the ADR Procedure, and promptly undertake the ADR Procedure. The provisions of this
Section 6.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to pursue an ADR Procedure or prevent either such party from pursuing the Dispute in a court of competent jurisdiction; provided that, if the Indemnifying Party and the Indemnified Party agree to pursue an ADR Procedure, neither the Indemnifying Party nor the Indemnified Party may commence litigation or seek other remedies with respect to the Dispute prior to the completion of such ADR Procedure. Any ADR Procedure undertaken by the Indemnifying Party and the Indemnified Party shall be considered a compromise negotiation for purposes of federal and state rules of evidence, and all statements, offers, opinions and disclosures (whether written or oral) made in the course of the ADR Procedure by or on behalf of the Indemnifying Party, the Indemnified Party or the ADR Service shall be treated as confidential and, where appropriate, as privileged work product. Such statements, offers, opinions and disclosures shall not be discoverable or admissible for any purposes in any litigation or other proceeding relating to the Dispute (provided that this sentence shall not be construed to exclude from discovery or admission any matter that is otherwise discoverable or admissible). The fees and expenses of any ADR Service used by the Indemnifying Party and the Indemnified Party shall be shared equally by the Indemnifying Party and the Indemnified Party. If the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, pursuant to an ADR Procedure, as a result of a judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Shares shall be distributed to the Buyer and/or the Indemnifying Stockholders (which notice shall be consistent with the terms of the resolution of the Dispute).


               (e) Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

               (f) For purposes of this Section 6.3 and the last two sentences of Section 6.4, (i) if the Indemnifying Stockholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments provided for in Section
6.3 or Section 6.4) shall be deemed to refer to the Indemnification Representative, and (ii) if the Indemnifying Stockholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments provided for in Section 6.3 or Section 6.4) shall be deemed to refer to the Indemnification Representative. The Indemnification Representative shall have full power and authority on behalf of each Indemnifying Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Indemnifying Stockholders under this
Article VI. The Indemnification Representative shall have no liability to any Indemnifying Stockholder for any action taken or omitted on behalf of the Indemnifying Stockholders pursuant to this Article VI.

        6.4 Survival of Representations and Warranties. All representations and warranties contained in this Agreement, the Company Certificate or the Buyer Certificate shall (a) survive the Closing and any investigation at any time made by or on behalf of an Indemnified Party and (b) shall expire on the date one year following the Closing Date. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages as a result of a breach of such representation or warranty (an "Expected Claim Notice"), then such representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Shares have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Shares to the Indemnifying Stockholders in accordance with the terms of the Escrow Agreement.

        6.5 Limitations.

               (a) Notwithstanding anything to the contrary herein:

                      (i) the Escrow Agreement shall be the exclusive means for the Buyer to collect any Damages for which it is entitled to indemnification under this Article VI, and the aggregate liability of the Indemnifying Stockholders for Damages under this Article VI shall be limited to the Escrow Shares;

                      (ii) the aggregate liability of the Buyer for Damages under this Article VI shall be limited to the Value of the Escrow Shares, as determined pursuant to Section 6.3(c);

                      (iii) the Indemnifying Stockholders and the Buyer shall be liable under this Article VI for only that portion of the aggregate Damages for which they or it would otherwise be liable which exceeds $150,000; provided that the limitation set forth in this clause (iii) shall not apply to (A) a claim pursuant to Section 6.1(a) relating to a breach of the representations and warranties set forth in Sections 2.2 or 2.3 (or the portion of the Company Certificate relating thereto) or to a breach of the covenant set forth in
Section 4.9 or (B) a claim pursuant to Section 6.2 relating to a breach of the representations and warranties set forth in Section 3.3 (or the portion of the Buyer Certificate relating thereto) or to a breach of the covenant set forth in
Section 4.11.

               (b) For purposes solely of this Article VI, all representations and warranties of the Company in Article II (other than Section 2.28) and all representations and warranties of the Buyer and the Transitory Subsidiary in
Article III (other than Section 3.11) shall be construed as if the term "material" and any reference to "Company Material Adverse Effect" and "Buyer Material Adverse Effect" (and variations thereof) were omitted from such representations and warranties.

               (c) Except with respect to claims based on fraud, after the Closing, the rights of the Indemnified Parties under this Article VI and the Escrow Agreement shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

               (d) No Indemnifying Stockholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

                                   ARTICLE VII

                               REGISTRATION RIGHTS

        7.1 Registration of Shares. The Buyer shall file with the SEC a registration statement on Form S-3, covering the resale to the public by the Company Stockholders of 50% of the Merger Shares issuable to each Company Stockholder (the "Stockholder Registration Statement"). The Buyer shall use its best efforts to cause the Stockholder Registration Statement to be declared effective by the SEC on or before the date that financial results covering at least 30 days of combined operations of the Company and the Buyer after the Effective Time shall have been publicly released. The Buyer shall cause the Stockholder Registration Statement to remain effective until the date one year after the Closing Date or such earlier time as all of the Merger Shares covered by the Stockholder Registration Statement have been sold pursuant thereto.

        7.2 Limitations on Registration Rights.

               (a) The Buyer may, by written notice to the Company Stockholders,
(i) delay the filing or effectiveness of the Stockholder Registration Statement or (ii) suspend the Stockholder Registration Statement after effectiveness and require that the Company Stockholders immediately cease sales of shares pursuant to the Stockholder Registration Statement, in the event that (A) the Buyer files a registration statement (other than a registration statement on Form S-4 or Form S-8 or their successor forms) with the SEC for a public offering of its securities or (B) the Buyer is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that the Buyer desires to keep confidential for business reasons, if the Buyer determines in good faith that the public disclosure requirements imposed on the Buyer under the Securities Act in connection with the Stockholder Registration Statement would require disclosure of such activity, transaction, preparations or negotiations.

               (b) If the Buyer delays or suspends the Stockholder Registration Statement or requires the Company Stockholders to cease sales of shares pursuant to paragraph (a) above, the Buyer shall, as promptly as practicable following the termination of the circumstance which entitled the Buyer to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Stockholder Registration Statement and/or give written notice to all Company Stockholders authorizing them to resume sales pursuant to the Stockholder Registration Statement. If as a result thereof the prospectus included in the Stockholder Registration Statement has been amended to comply with the requirements of the Securities Act, the Buyer shall enclose such revised prospectus with the notice to Company Stockholders given pursuant to this paragraph (b), and the Company Stockholders shall make no offers or sales of shares pursuant to the Stockholder Registration Statement other than by means of such revised prospectus.

        7.3 Registration Procedures.

               (a) In connection with the filing by the Buyer of the Stockholder Registration Statement, the Buyer shall furnish to each Company Stockholder a copy of the prospectus thereunder, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

               (b) The Buyer shall use its best efforts to register or qualify the Merger Shares covered by the Stockholder Registration Statement under the securities laws of each state of the United States.

               (c) If the Buyer has delivered preliminary or final prospectuses to the Company Stockholders and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, the Buyer shall promptly notify the Company Stockholders and, if requested by the Buyer, the Company Stockholders shall immediately cease making offers or sales of shares under the Stockholder Registration Statement and return all prospectuses to the Buyer. The Buyer shall promptly provide the Company Stockholders with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Company Stockholders shall be free to resume making offers and sales under the Stockholder Registration Statement.

               (d) The Buyer shall pay the expenses incurred by it in complying with its obligations under this Article VII, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Buyer, and fees and expenses of accountants for the Buyer, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Company Stockholders in connection with sales under the Stockholder Registration Statement and (ii) the fees and expenses of any counsel retained by Company Stockholders.

        7.4 Requirements of Company Stockholders. The Buyer shall not be required to include any Merger Shares in the Stockholder Registration Statement unless:

               (a) the Company Stockholder owning such shares furnishes to the Buyer in writing such information regarding such Company Stockholder and the proposed sale of Merger Shares by such Company Stockholder as the Buyer may reasonably request in writing in connection with the Stockholder Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities;

               (b) such Company Stockholder shall have provided to the Buyer its written agreement:

                      (i) to indemnify the Buyer and each of its directors and officers against, and hold the Buyer and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which the Buyer or such directors and officers may become subject by reason of any statement or omission in the Stockholder Registration Statement made in reliance upon, or in conformity with, a written statement by such Company Stockholder furnished pursuant to this Section 7.4; and

                      (ii) to report to the Buyer sales made pursuant to the Stockholder Registration Statement.

        7.5 Indemnification. The Buyer agrees to indemnify and hold harmless each Company Stockholder whose shares are included in the Stockholder Registration Statement against any losses, claims, damages, expenses or liabilities to which such Company Stockholder may become subject by reason of any untrue statement of a material fact contained in the Stockholder Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to the Buyer by or on behalf of a Company Stockholder for use in the Stockholder Registration Statement. The Buyer shall have the right to assume the defense and settlement of any claim or suit for which the Buyer may be responsible for indemnification under this Section 7.5.


        7.6 Assignment of Rights. A Company Stockholder may not assign any of its rights under this Article VII except in connection with the transfer of some or all of his, her or its Merger Shares to a child or spouse, or trust for their benefit or, in the case of a partnership, to the partners of such partnership pursuant to a pro rata distribution, provided each such transferee agrees in a written instrument delivered to the Buyer to be bound by the provisions of this
Article VII.


                                  ARTICLE VIII

                                   TERMINATION

        8.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Effective Time as provided below:

               (a) the Parties may terminate this Agreement by mutual written consent;

               (b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c) or (d) of Section 5.2 not to be satisfied and (ii) is not cured within 10 days following delivery by the Buyer to the Company of written notice of such breach;

               (c) the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause the conditions set forth in clauses (c) or (d) of Section 5.3 not to be satisfied and (ii) is not cured within 10 days following delivery by the Company to the Buyer of written notice of such breach;

               (d) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before April 30, 1999 by reason of the failure of any condition precedent under Section 5.1 or 5.2 hereof (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); or

               (e) the Company may terminate this Agreement by giving written notice to the Buyer and the Transitory Subsidiary if the Closing shall not have occurred on or before April 30, 1999 by reason of the failure of any condition precedent under Section 5.1 or 5.3 hereof (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

        8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for willful breaches of this Agreement).

                                   ARTICLE IX

                                   DEFINITIONS

        For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.


        Defined Term                            Section
        ------------                            -------
        ADR Procedure                           6.3(d)
        ADR Service                             6.3(d)
        Affiliate                               2.24
        Agreed Amount                           6.3(c)
        Buyer                                   Introduction
        Buyer Certificate                       5.3(f)
        Buyer Common Stock                      1.5(a)
        Buyer Material Adverse Effect           3.1
        Buyer Reports                           3.5
        Certificates                            1.7(a)
        Claim Notice                            6.3(b)
        Claimed Amount                          6.3(b)
        Closing                                 1.2
        Closing Date                            1.2
        Code                                    1.9(a)
        Common Shares                           1.5(a)
        Company                                 Introduction
        Company Certificate                     5.2(f)
        Company Intellectual Property           2.12(a)
        Company Material Adverse Effect         2.1
        Company Shares                          1.5(b)
        Company Stockholder                     1.5(b)
        Controlling Party                       6.3(a)
        Conversion Ratio                        1.5(b)
        Conversion Approval                     2.3
        Customer Deliverables                   2.12(a)
        Damages                                 6.1
        Disclosure Schedule                     Article II
        Disclosure Statement                    4.3(a)
        Dispute                                 6.3(c)
        Dissenting Shares                       1.6(a)
        Effective Time                          1.1
        Employee Benefit Plan                   2.20(a)
        ERISA                                   2.20(a)
        Escrow Agent                            1.3
        Escrow Agreement                        1.3
        Escrow Shares                           1.5(b)
        Expected Claim Notice                   6.4
        Exchange Act                            3.4
        Exchange Agent                          1.7(a)
        Financial Statements                    2.6
        GAAP                                    2.6
        Governmental Entity                     2.4
        Indemnification Representative          1.3
        Indemnified Executive                   4.11(b)
        Indemnified Party                       6.3(a)
        Indemnifying Party                      6.3(a)
        Indemnifying Stockholders               6.1
        Initial Shares                          1.5(b)
        Intellectual Property                   2.12(a)

        Defined Term                            Section
        ------------                            -------
        Internal Systems                        2.12(a)
        Legal Proceeding                        2.17
        Merger                                  1.1
        Merger Filings                          1.1
        Merger Shares                           1.5(b)
        Most Recent Balance Sheet               2.8
        Most Recent Balance Sheet Date          2.6
        Non-controlling Party                   6.3(a)
        Options                                 1.9(a)
        Ordinary Course of Business             2.4
        Parties                                 Introduction
        Permits                                 2.23
        Preferred Shares                        1.5(b)
        Reasonable Best Efforts                 4.1
        Response                                6.3(c)
        Requisite Stockholder Approval          2.3
        SEC                                     3.5
        Securities Act                          1.9(c)
        Security Interest                       2.4
        Software                                2.12(e)
        Stockholder Registration Statement      7.1
        Surviving Corporation                   1.1
        Taxes                                   2.9(a)(i)
        Tax Returns                             2.9(a)(ii)
        Transitory Subsidiary                   Introduction
        Value                                   6.3(c)
        Warrants                                1.9(d)
        Year 2000 Compliant                     2.12(g)

                                    ARTICLE X

                                  MISCELLANEOUS

        10.1 Press Releases and Announcements. No Party shall issue any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that the Buyer may make any public disclosure it believes in good faith is required by applicable law or stock market regulation (in which case the disclosing Party shall use reasonable efforts to advise the Company prior to making the disclosure).

        10.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in
Article I concerning issuance of the Merger Shares, Article VI concerning indemnification and Article VII concerning registration rights are intended for the benefit of the Company Stockholders and (b) the provisions in Section 4.11 concerning indemnification are intended for the benefit of the individuals specified therein and their successors and assigns.

        10.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidential Disclosure Agreement dated May 5, 1998 between the Buyer and the Company shall remain in effect in accordance with its terms.

        10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.


        10.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

        10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        10.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

        If to the Company:                 With a copy to:

        Navitel Communications, Inc.       Gray Cary Ware &
                                           Friedenrich LLP
        545 Middlefield Road, Suite 210    400 Hamilton Avenue
        Menlo Park, CA  94025              Palo Alto, CA  94301-
                                           1825
        Attn:  Randy Adams                 Attn: James M.
                                           Koshland, Esq.

        If to the Buyer or the
        Transitory Subsidiary:             With a copy to:

        Spyglass, Inc.                     Hale and Dorr LLP
        One Cambridge Center               60 State Street
        Cambridge, MA  02142               Boston, MA  02109
        Attn:  Gary Vilchick               Attn:  Patrick J.
                                           Rondeau, Esq.

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

        10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware; provided that the implementation and effect of the Merger shall be governed by the laws of the State of California.

        10.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

        10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforce ability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforce- able and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.


        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.


                                 SPYGLASS, INC.


                                 By: /s/ Gary Vilchick
                                    -------------------------------

                                 Title: /s/ Exec. V.P. & CFO
                                       -------------------------------

                                 SPYGLASS ACQUISITION CORP.


                                 By:  /s/ Gary Vilchick
                                    -------------------------------

                                 Title:  /s/ CFO
                                       -------------------------------

                                 NAVITEL COMMUNICATIONS, INC.


                                 By:  /s/ Randy Adams
                                    -------------------------------

                                 Title:  /s/ CEO
                                       -------------------------------


        The following stockholders of the Company hereby execute this Agreement for the limited purpose of agreeing to and becoming bound by the provisions of
Section 4.2(b) and Section 4.3(c).


                                  /s/ Randy Adams
                                 -------------------------------
                                 Randy Adams

                                   /s/ Robert Simon
                                 -------------------------------
                                 Robert Simon

                                    /s/ Jennifer M. DeWitt
                                 -------------------------------
                                 Jenny DeWitt
                                 Wasatch Venture Corp.

                                 By:   /s/ Timothy C. Draper
                                    -------------------------------
                                 Title:
                                       -------------------------------

                                 Draper Associates, L.P.

                                 By:  /s/ Timothy C. Draper
                                    -------------------------------

                                 Title:
                                       -------------------------------


                                 SET Engineering

                                 By:  /s David C. Paulson
                                    -------------------------------

                                 Title:  /s/ President
                                       -------------------------------


                                 Microsoft Corporation

                                 By:  /s/Robert A. Eshelman
                                    -------------------------------

                                 Title: /s/ Asst. Secretary
                                       -------------------------------


                                  /s/ Randy Adams for the beneficiary of
                                 ---------------------------------------
                                 Emily M. Adams
                                 Emily M. Adams


                                  /s/ Randy Adams for the beneficiary of
                                 Hannah E. Adams
                                 Hannah E. Adams


                                  /s/ Randy Adams for the beneficiary of
                                 ---------------------------------------
                                 Daniel J. Adams
                                 Daniel J. Adams



                                 -------------------------------
                                 Polaris Fund L.P.

                                 By:  /s/ Timothy C. Draper
                                    -------------------------------

                                 Title:
                                       -------------------------------


                                 Michael D. Boich


                                  /s/ M. M. Boich
                                 -------------------------------
                                 Michael M. Boich


                                 Conway Family Trust

                                 By: /s/ Randy Adams as Attorney-in-Fact for
                                    ----------------------------------------
                                 Conway Family
                                               -------------------------------

                                 Title:
                                       -------------------------------


                                  /s/ Alfred P. Mandel
                                 -------------------------------
                                 Alfred Mandel


                                  /s/ Bill MacKenzie
                                 -------------------------------
                                 Bill MacKenzie

[All Schedules and Exhibits to this Merger Agreement have been omitted and will be provided to the Commission upon request to Spyglass]